THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SUCH LAWS. SUCH SECURITIES CANNOT BE SOLD OR TRANSFERRED EXCEPT IF, IN THE OPINION OF COUNSEL TO THE ISSUER, SUCH SALE OR TRANSFER WOULD BE: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH LAWS, OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH LAWS.


                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE


$2,750,000                                                       August 21, 2002


         FOR VALUE RECEIVED, The Chalone Wine Group, Ltd., a California corporation ("Maker") promises to pay to SFI Intermediate Limited or its affiliates ("Holder"), in lawful money of the United States, the principal sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) together with interest thereon and other amounts specified herein, as specified below. This
Note is issued pursuant to a Convertible Note Purchase Agreement dated August 21, 2002 among Maker, Holder and Les Domaines Baron de Rothschild (Lafite) ("Note Purchase Agreement").

         1. INTEREST. Simple interest on the principal sum shall accrue at a rate of nine percent (9%) per annum and shall be payable at the time specified in Paragraph 2 of this Note. Interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed.

         2. MATURITY. The entire principal sum and all accrued interest shall be due and payable in full two years from the date of this Note (the "Maturity Date"), except to the extent that such indebtedness is, pursuant to Paragraph 4, 5 or 8 hereof, converted into shares of Common Stock of Maker.

         3. PREPAYMENT. This Note may be prepaid in whole or in part, at any time, without penalty or premium, upon 20 days prior written notice to Holder of Maker's intention to prepay this Note (a "PREPAYMENT NOTICE"), provided that (i) if Maker gives a Prepayment Notice within 180 days after the date of this Note or (ii) if the Board of Directors or any officer or agent of Maker has held substantive discussions or negotiations with any third party regarding a transaction or has authorized or entered into any agreement or formal indication of interest with respect to a transaction, in any such case, which if consummated would constitute a Change of Control Transaction (as such term is defined in Section 5 below), then such prepayment shall be subject to Holder's consent (which consent may, at the option of the Holder, be subject to Maker's agreement to convert the indebtedness under this Note into shares of Common
Stock as provided below). Any partial prepayment shall be applied first to accrued and unpaid interest on this Note and then to the outstanding principal amount of this Note.

         4. CONVERSION BY MAKER. At the Maturity Date (or, with the prior written consent of Holder, at such date prior to the Maturity Date selected by Maker), Maker may elect to pay the entire outstanding principal sum and all accrued and unpaid interest or may elect to convert all or any part of the outstanding principal balance of this Note and all or any part of the accrued and unpaid interest into shares of Common Stock of Maker at a conversion price of $9.4207 per share (the "Conversion Price"); provided, however, that: Maker shall not be entitled to exercise this conversion right if, at the time of conversion, Maker is insolvent or is in bankruptcy proceedingsprovided, further, however, that, notwithstanding the foregoing proviso, if, as a result of the provisions of the Subordination Agreement, dated even date herewith, among Holder and certain senior lenders of Maker, or otherwise, on the Maturity Date Maker is unable or otherwise fails to either pay the entire outstanding principal sum and all accrued and unpaid interest on this Note or convert all such amounts into shares of Common Stock of Maker as provided above, at the sole election of Holder pursuant to written notice to Maker, all or any part of the outstanding principal balance of this Note and all or any part of the interest accrued and unpaid thereon shall be converted into shares of Common Stock of Maker as provided above within the two business days following receipt by Maker of such notice. For purposes of this Paragraph 4, Maker will be insolvent if the fair value of Maker's assets does not exceed the reasonably estimated amount of Maker's liabilities or if Maker is unable to pay its debts as they become due. Maker acknowledges that its right to convert this Note into shares of Common Stock is a contract for financial accommodation and to issue a security of Maker within the meaning of 11 U.S.C. ss. 365(c)(2).

         5. CONVERSION BY HOLDER. At the sole election of Holder pursuant to written notice to Maker, all or any part of the outstanding principal balance of this Note and all or any part of the interest accrued and unpaid thereon may be converted within the two business days immediately prior to the Anticipated Closing Date of a Change of Control Transaction (as defined below) into shares of Common Stock of Maker at the Conversion Price. "Change of Control
Transaction" means the consummation of any transaction or series of related transactions approved by Maker's Board of Directors that results in the holders of record of Maker's capital stock immediately prior to the transaction or transactions holding less than fifty percent (50%) of the voting power of Maker immediately after the transaction or transactions, including the acquisition of Maker by another entity and any reorganization, merger, consolidation or share exchange, or which results in the sale of all or substantially all of the assets of Maker. "Anticipated Closing Date" means the date that Maker's Board of Directors determines to be the expected closing date of the Change of Control Transaction. Notwithstanding the foregoing, any conversion pursuant to this Section shall be conditioned upon the actual closing of a Change of Control Transaction and shall not be deemed to have occurred if such Change of Control Transaction is not consummated.

         6. MECHANICS OF CONVERSION. Upon either Holder's or Maker's election to convert this Note, the specified part of the outstanding principal and accrued interest of the Note shall be converted without any further action by Holder and whether or not the Note is surrendered to Maker or its transfer agent. Maker shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless the Note is either delivered to Maker or its transfer agent. Maker shall, as soon as practicable after such delivery, issue and deliver to Holder, a certificate or certificates with appropriate restrictive legends for the number of shares of Common Stock to which Holder shall be entitled. If a fractional share would otherwise be issuable upon conversion of this Note, Maker will in lieu of such issuance pay the cash value of that fractional share.

         7. ADJUSTMENTS FOR STOCK SPLITS; REVERSE STOCK SPLITS. In case Maker's Common Stock shall be subdivided into a greater number of shares, the Conversion Price shall be proportionately reduced, and conversely, in case Maker's Common Stock shall be combined into a smaller number of shares, the Conversion Price shall be proportionately increased.

         8. DEFAULT AND REMEDIES. Maker will be in default under this Note if Maker fails to make the payment of principal and interest hereunder when due and such failure has not been corrected within five days after written notice by Holder to Maker at the address set forth below. Additionally, Maker will be deemed in default under this Note if Maker has breached a provision of the Note Purchase Agreement and such breach has not been cured within the applicable cure period specified in the Note Purchase Agreement. Upon Maker's default, Holder may exercise any and all of the remedies provided at law or, upon written notice to Maker, may require the immediate conversion of this Note into Common Stock of Maker at the Conversion Price.

         9. WAIVERS. Maker, and any endorsers or guarantors hereof, severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor, acceleration, intent to accelerate, and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended by mutual agreement of Maker and Holder from time to time without notice without in any way affecting the liability of Maker or any endorsers or guarantors hereof. No extension of time for the payment of this Note, or any installment hereof, agreed to by Holder with any person now or hereafter liable for the payment of this Note, shall affect the original liability of Maker under this Note, even if Maker is not a party to such agreement.

         10. MAXIMUM LEGAL RATE OF INTEREST. If Holder ever receives interest or anything deemed interest in connection with this Note in excess of the maximum lawful amount, an amount equal to the excessive interest shall be applied to the reduction of the principal, and if it exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker. If interest otherwise payable to Holder would exceed the maximum lawful amount, the interest payable shall be reduced to the maximum amount permitted under applicable law.

         11. SUBORDINATION. This Note is subordinate to all other debt for borrowed money of Maker. Upon the request of Maker, Holder shall promptly execute such reasonable and customary documents that either Maker or its creditors deem necessary or desirable to effectuate the foregoing subordination.

         12. NO TRANSFER. Holder shall not sell, assign, transfer, pledge, give or otherwise dispose of all or any part of its respective rights or obligations under this Note.

         13.      MISCELLANEOUS.

                  a. Maker shall pay all costs, including, without limitation, reasonable attorneys' fees incurred by Holder in collecting the sums due hereunder.

                  b. This Note may be modified only by a written agreement executed by Maker and Holder.

                  c.       This Note shall be governed by California law.

                  d. The terms of this Note shall inure to the benefit of and bind Maker and Holder and their respective heirs, legal representatives and successors and assigns.

                  e. If this Note is destroyed, lost or stolen, Maker will deliver a new note to Holder on the same terms and conditions as this Note with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. Holder shall furnish to Maker reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Maker in connection with the replacement of this Note.

         IN WITNESS WHEREOF, Maker has executed this Note as of the date and year first above written.

                           MAKER
                                          The Chalone Wine Group, Ltd.


                                          By:  _________________________________
                                          Name:  _______________________________
                                          Title:  ______________________________

Notice Addresses:

Maker:  621 AIRPARK ROAD, NAPA, CALIFORNIA  94558 Attn: THOMAS SELFRIDGE
         Facsimile:  707-254-4204

Holder:  ________________________, Attn:  _________________
         Facsimile:  ___________      E-mail:  __________________



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